Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is made by and between Pixelworks, Inc. and Anthony Simon (“Executive”) (collectively, “Parties”), effective as of the 11th day of February, 2009 (“Effective Date”). As used in this Agreement, “Pixelworks” refers to Pixelworks, Inc. and all of its subsidiaries.
RECITALS
     A. Executive has accepted a position of employment with a competitor of Pixelworks. Executive desires to leave his employment with Pixelworks after the date on which the Pixelworks Board of Directors approves the 2008 Senior Management Bonus payout, currently thought to be February 11, 2009 (the “Bonus Payout”). The 2008 Senior Management Bonus plan includes the following requirement for eligibility: “[The employee must be] actively employed by the Company on the day the bonus is approved by the [Board of Directors], anticipated to be on a date in the first quarter of 2009. If employment is terminated for any reason other than death, retirement or extended disability before the [Board of Directors] approves the bonus, the award shall be forfeited.”
     B. Pixelworks desires to end Executive’s employment immediately, so as to limit Executive’s exposure to business plans, strategies, technologies and other Pixelworks confidential and proprietary information.
     C. The Executive does not believe that the forfeiture clause in the 2008 Senior Management Bonus is valid or applicable.
     D. The Parties have come to an amicable agreement to terminate the Executive’s employment relationship with Pixelworks.
NOW THEREFORE for good and valuable consideration the adequacy of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.	Employment Termination. Executive’s last day of employment shall be February 6, 2009 (“Termination Date”).

2.	Payments; End of Employment Matters.

2.1.	As consideration for section 3 of this Agreement, Pixelworks will pay Executive a gross Bonus Payout of $97,500.00, payable in equal quarterly installments according to the following schedule and provided that Executive has not breached this Agreement: February 26, June 30, September 30 and December 31. Pixelworks will instruct its legal counsel to hold the Bonus Payout and to disperse the payments to Executive according to the terms of this Agreement. Pixelworks will also instruct its legal counsel in advance to release all remaining funds to Executive on the date of either of the following events: (a) a court of competent jurisdiction issues a final order to either (i) wind up or otherwise dissolve Pixelworks as an entity, or (ii) subject Pixelworks to voluntary or involuntary bankruptcy; (b) the closing of a Change in Control transaction. “Change in Control” means that an entity acquires either the majority of Pixelworks’ voting stock or all or substantially all of Pixelworks’ assets in a single transaction or series of related transactions; or that Pixelworks has merged with, or into, another entity.

2.2.	On the Termination Date, Pixelworks paid Executive all of his accrued and unpaid wages and vacation pay through the Termination Date. The amount of accrued vacation pay was $5,664.38.
SEPARATION AGREEMENT

2.3.	Pixelworks has and will withhold all applicable taxes due in connection with any amounts paid to Executive under this Agreement. Executive understands and agrees that he is liable for such taxes. Executive agrees to indemnify Pixelworks against any claim or demand made against it for such tax liabilities.

2.4.	Pixelworks provided Executive with a Closing Statement of Stock Options. Executive agrees that the Closing Statement sets forth the deadline by which Executive must exercise any vested stock options. Pixelworks returned to Executive in a lump sum on the Termination Date all dollars, if any, voluntarily deducted under Pixelworks’ Employee Stock Purchase Plan.

2.5.	Executive understands that all benefits acquired through Pixelworks for Executive and his family members, including health insurance, ceased on the Termination Date, subject to Executive exercising his rights under COBRA or other applicable law to extend such benefits.

2.6.	Executive agrees that, other than the amounts contemplated by this Agreement, Pixelworks owes Executive no further compensation that arises from or relates to Executive’s employment.

3.	Non-Solicitation.

3.1.	For one year after the Termination Date, Executive will not do any of the following:
a.	Directly or indirectly solicit for hire or hire any “Pixelworks Employee” to work for any organization that Executive directly or indirectly controls or any organization that employs Executive as either an employee or a contractor. A “Pixelworks Employee” is a person who is an employee of Pixelworks as of the Termination Date or who was such an employee within the previous six (6) months.

b.	Use in any way or for any purpose, or disclose to any person or entity, any Pixelworks “Confidential Information” (other than as expressly authorized in writing by Pixelworks’ CEO). “Confidential Information” means all information that qualifies as a trade secret under California or federal law, as well as all information covered by Executive’s Confidentiality and Proprietary Rights Agreement, dated August 23, 2005.
3.2.	Should Executive breach section 3.1, he forfeits all of the Bonus Payout, and must return to Pixelworks any portion of the Bonus Payout already paid. Furthermore, Executive agrees that the damages to Pixelworks for any breach of section 3.1(a) will be difficult to calculate, and therefore agrees that in the event of such breach, Pixelworks will also be entitled to liquidated damages in an amount equal to the total compensation paid by Pixelworks to the employee in question for the twelve (12) months prior to the breach. The time period for non-solicitation shall extend for an additional year from the date of breach.

4.	Return of Pixelworks Property. Executive agrees that on the Termination Date, he has returned to Pixelworks all property and confidential materials belonging to Pixelworks, including but not limited to keys, credit cards, telephone calling card, files, records, mobile phones, computer, electronic equipments, computer access codes, computer hardware, computer programs and software, instruction manuals, business plans, and all other property and documents (whether originals, copies, or extracts), which Executive prepared or received in connection with his employment at Pixelworks.

5.	No Admission of Liability. Executive agrees that nothing in this Agreement or any payments made under it will be construed as an admission of liability by Pixelworks.

6.	Governing Law and Forum. The laws of the state of California, U.S.A., govern this Agreement, including the Uniform Commercial Code as adopted in that state but excluding the laws regarding choice of law. The parties shall resolve any dispute that arises from or relates to this Agreement exclusively in the federal courts located within Santa Clara County, except that either party may seek injunctive relief to protect its intellectual property and confidentiality in any court of competent jurisdiction.
SEPARATION AGREEMENT

7.	Successors and Assigns. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by Pixelworks and its respective successors and assigns.

8.	Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

9.	Waiver. The failure of any party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

10.	Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

11.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter.

12.	Voluntariness. Executive acknowledges that (i) he has been given sufficient time to consider this Agreement, (ii) he has carefully read and understands this Agreement, (iii) he has been advised to consult with an attorney prior to executing this Agreement, and (iv) he has signed it voluntarily.
IN WITNESS WHEREOF the Parties have signed this Agreement as the 11th of February, 2009.

Anthony Simon		PIXELWORKS, INC.

Sign:	/s/ Anthony Simon	By:	/s/ Bruce Walicek

Date:	February 11, 2009	Title:	Chief Executive Officer

		Date:	February 11, 2009

SEPARATION AGREEMENT